EXHIBIT 99.1

PAB Bankshares, Inc. Announces Financial Results for First Quarter 2010

VALDOSTA, Ga., April 21, 2010 (GLOBE NEWSWIRE) -- PAB Bankshares, Inc. (Nasdaq:PABK), the parent company for The Park Avenue Bank, today announced its consolidated financial results for the first quarter 2010. The Company reported a net loss of $5.3 million in the first quarter of 2010, compared to a $31.3 million net loss in the fourth quarter of 2009 and a $295,000 net loss in the first quarter of 2009. "Although we reported a net loss for the quarter, we continued to make progress in working through our problem assets," stated Company President and CEO Jay Torbert. "Our team continues to work diligently, and we are starting to see the results materialize. We ended the first quarter on an encouraging note, selling or collecting payments on $8.6 million of our problem assets in March, and the activity and resolution of our problem assets have continued as we have moved into the second quarter."

"While there were a few disappointments, this was the first quarter of this downturn where there were no material unexpected additions to our list of problem assets. Most loan relationships that were downgraded to nonperforming status in the first quarter were previously identified as a potential problem loan in the fourth quarter of 2009 or earlier. Consequently, the analysis of the loss allowance necessary for those assets had been addressed in the fourth quarter of 2009," noted Torbert.

The loss for the first quarter of 2010 is the result of the following credit-related charges: a $2.0 million provision for loan loss, a $1.2 million loss on the sale of other real estate owned, $2.4 million in carrying costs of nonperforming assets, and the reversal of $1.4 million in previously accrued, but uncollected, interest from earnings on loans that were placed on nonaccrual during the quarter. However, the credit-related charges for the first quarter were significantly less than the following credit-related charges incurred in the fourth quarter of 2009: a $16.0 million provision for loan loss, a $3.7 million loss on the sale of ORE, $1.5 million in carrying costs of nonperforming assets, and the reversal of $2.6 million in previously accrued, but uncollected, interest from earnings on loans that were placed on nonaccrual during the quarter.

During the first quarter of 2010, the Company placed $63.0 million of loans on nonaccrual status and foreclosed or repossessed $10.5 million in collateral on defaulted loans. Also during the first quarter, the Company sold approximately $5.6 million of foreclosed assets and received an additional $6.3 million in principal payments on nonperforming loans, compared to sales of $3.9 million and principal payments received of $2.5 million in the fourth quarter of 2009. The Company charged off $938,000 of problem loans during the first quarter, and set aside specific reserves of $15.5 million on a balance of $151.8 million in loans evaluated for impairment at quarter end. In addition, the Company incurred $1.2 million in losses on the sale of other real estate owned during the quarter.

For the first quarter of 2010, the Company's net interest margin was 1.71%, a 33 basis point decrease compared to 2.05% in the fourth quarter of 2009. The reduction of interest income due to the nonperforming assets negatively impacted the net interest margin by 103 basis points during the first quarter of 2010, compared to an 88 basis point impact in the fourth quarter of 2009. In addition, the Company continued to increase liquidity on its balance sheet to meet its funding needs and to have funds on hand for other contingencies through this economic recession. At March 31, 2010, the Company had $213.2 million in cash and cash equivalents, approximately 17% of total assets. This amount is triple the level the Company would carry in a normal operating environment. Carrying this excess liquidity at a negative net spread adversely affected the Company's net interest margin by 22 basis points during the first quarter of 2010.

At March 31, 2010, the Company reported total assets of $1.25 billion, a slight increase compared to total assets of $1.23 billion in total assets reported at December 31, 2009. During the first quarter of 2010, total deposits increased $22.0 million, or 2.1%, to $1.07 billion while total loans decreased $47.6 million, or 5.9%, to $757.7 million. During the first quarter of 2010, the company entered into a definitive agreement to sell five Park Avenue Bank branches to HeritageBank of the South, a subsidiary of Albany-based Heritage Financial Group (Nasdaq:HBOS). The transaction is expected to close in the second quarter of 2010, subject to regulatory approval and other customary conditions. After posting the net loss for the quarter, the Bank remained adequately capitalized with a total risk-based capital ratio of 8.1% and a tier one risk-based capital ratio of 6.8%. Additional information regarding the Company's financial results is provided in the tables accompanying this press release.

Asset Quality

A summary of pertinent asset quality ratios for the Company as of March 31, 2010 is as follows:

  Total nonperforming assets equaled $234.7 million, or 18.78% of total assets. Nonperforming assets consisted of $138.3 million in nonaccrual loans, $95.5 million in foreclosed real estate and other repossessed assets and $880,000 in loans classified as troubled-debt restructurings.
  Approximately 53% of nonperforming loans were construction and development loans, and these loans represented approximately 40% of the Company's total portfolio of construction and development loans.
  For the first quarter, the Company charged off $938,000 in loans and recovered $153,000 in loans previously charged-off for an annualized net charge-off ratio of 0.41% of average loans.
  The allowance for loan losses represented approximately 4.03% of total loans and 21.94% of total nonperforming loans at March 31, 2010.
  The Company has previously recognized the loss portion and charged off $15.1 million of its existing nonperforming loans. If these charge-offs had not been recorded and were still reported as reserves in the allowance for loan losses, the adjusted allowance for loan losses would represent 5.90% of total loans and 29.56% of total nonperforming loans.
  Loans that were 30-89 days past due and still accruing totaled $26.0 million, or 3.4% of total loans, at March 31, 2010, compared to $57.3 million, or 7.1% of total loans, at December 31, 2009.
  Loan loss provision expense was $2.00 million in the first quarter of 2010, compared to $1.75 million for the first quarter of 2009 and $16.00 million for the fourth quarter of 2009.
  The nonperforming loans consisted of:
Category	Net Carrying Value *	Collateral Description	Average Carrying Value/ Unit

Construction and Development	$54.2 million	31 parcels of undeveloped land totaling 4,765 acres	$11,000 per residential acre $11,800 per commercial acre
Construction and Development	$8.3 million	309 residential lots	$27,000 per lot
1-4 Family Residential	$16.2 million	109 houses	$148,700 per house
Commercial Real Estate	$35.3 million	32 commercial properties	$1.1 million per property
Agriculture	$7.8 million	7 parcels of farm land totaling 1,495 acres	$5,200 per acre
Commercial and Industrial	$686,000	Non-real estate collateral	$42,900 per loan
Multi-Family Residential	$1.4 million	8 condominium units	$175,700 per unit
Consumer	$376,000	Non-real estate collateral	$37,600 per loan
Total	$124.3 million

* The term "net carrying value" represents the book value of the loan less any allocated allowance for loan losses.
  Foreclosed real estate included:
Category	Book Value	Description	Average Value/ Unit

Construction and Development	$43.3 million	40 parcels of undeveloped land totaling 1,881 acres	$10,400 per residential acre $82,700 per commercial acre
Construction and Development	$17.9 million	839 residential lots	$21,300 per lot
1-4 Family Residential	$9.3 million	64 houses	$145,000 per house
Commercial Real Estate	$19.1 million	26 commercial properties	$735,800 per property
Multi-Family Residential	$5.0 million	7 condominium units	$710,700 per unit
Total	$94.6 million

Non-GAAP Financial Measures

This press release, including the attached selected unaudited financial tables, which are a part of this release, contains financial information determined by methods other than in accordance with U.S. generally accepted accounting principles ("GAAP").  Management uses the non-GAAP measure of "net interest margin as adjusted for the impact of nonperforming loans and excess liquidity" in its analysis of the Company's performance.  This measure, as used by the Company, adjusts net interest income to exclude the effects of nonperforming loans and excess liquidity carried on the balance sheet. Because certain of these items and their impact on the Company's performance are difficult to predict and unusual during these extraordinary economic times, management believes presentation of financial measures excluding the impact of those items provides useful supplemental information in evaluating the operating results of the Company's core business and assessing trends in the Company's core operations reflected in the current quarter and year-to-date results. These disclosures should not be viewed as a substitute for net interest margin as determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Please refer to the "Reconciliation of Non-GAAP Measures" in the attached tables for a more detailed analysis of this non-GAAP measure and the most directly comparable GAAP measures.

Conference Call

Management will host a conference call and webcast to discuss the Company's quarterly financial results at 10:00 AM Eastern on Friday, April 23, 2010. The conference call will be broadcast via the Internet using Windows Media Player. The webcast URL is http://www.talkpoint.com/viewer/starthere.asp?Pres=130740. A link to the webcast is posted on the "Investor Relations" section of the Company's website at www.pabbankshares.com. Interested shareholders, industry analysts and members of the news media and the investment community wanting to participate in the live question and answer session following management's presentation may access the conference call by dialing (toll free) 800-860-2442 or (international) +1 412-858-4600.

Shortly following the call and at any time for at least 30 days thereafter, interested parties may access an archived version of the webcast on the "Investor Relations" section of the Company's website or by dialing (toll free) 877-344-7529 or (International) +1 412-317-0088. The following replay passcodes will be required for playback access: 440065.

About PAB

The Company is a $1.25 billion bank holding company headquartered in Valdosta, Georgia, and its sole operating subsidiary is The Park Avenue Bank. Founded in 1956, the Bank operates through 18 branch offices in 11 counties in Georgia and Florida. Additional information on the Bank's locations and the products and services offered by the Bank is available on the Internet at www.parkavebank.com. The Company's common stock is listed on the NASDAQ Global Select Market under the symbol PABK. More information on the Company is available on the Internet at www.pabbankshares.com.

Cautionary Note to Investors Regarding Forward-Looking Statements

Certain matters set forth in this news release are "forward-looking statements" within the meaning of the federal securities laws, including, without limitation, statements regarding our plans regarding our nonperforming assets, our outlook on asset quality and the adequacy of our capital and loan loss reserves, the impact of our nonperforming assets on our capital position, our liquidity position, the interest rate environment and economic conditions in general, and are based upon management's beliefs as well as assumptions made based on data currently available to management. When words like "believe", "anticipate", "intend", "plan", "expect", "estimate", "could", "should", "will" and similar expressions are used, you should consider them as identifying forward-looking statements. These forward-looking statements are not guarantees of future performance, and a variety of factors could cause the Company's actual results to differ materially from the anticipated or expected results expressed in these forward-looking statements. The following list, which is not intended to be an all-encompassing list of risks and uncertainties affecting the Company, summarizes several factors that could cause the Company's actual results to differ materially from those anticipated or expected in these forward-looking statements: (1) general economic conditions (both generally and in our markets) may continue to be less favorable than expected, resulting in, among other things, a further deterioration in credit quality and/or a reduction in demand for credit; (2) continued weakness in the real estate market has adversely affected us and may continue to adversely affect us, leading to higher loan charge-offs or an increase in our provision for loan losses; (3) the possibility that we may fail to comply with our Written Agreement with the Federal Reserve Bank of Atlanta and the Georgia Department of Banking and Finance, which could result in significant enforcement actions against us of increasing severity, up to and including a regulatory takeover of our bank subsidiary; (4) competitive pressures among depository and other financial institutions may increase significantly; (5) changes in the interest rate environment may reduce margins or the volumes or values of loans made by The Park Avenue Bank; (6) legislative or regulatory changes, including changes in accounting standards and compliance requirements, may adversely affect the businesses in which we are engaged; (7) competitors may have greater financial resources and develop products that enable such competitors to compete more successfully than we can; (8) our ability to attract and retain key personnel can be affected by the increased competition for experienced employees in the banking industry; (9) adverse changes may continue to occur in the bond and equity markets; (10) our ability to raise capital to protect against further deterioration in our loan portfolio may be limited due to unfavorable conditions in the equity markets; (11) war or terrorist activities may cause further deterioration in the economy or cause instability in credit markets; (12) restrictions or conditions imposed by our regulators on our operations may make it more difficult for us to achieve our goals; (13) economic, governmental or other factors may prevent the projected population, residential and commercial growth in the markets in which we operate; and (14) the risk factors discussed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the year ended December 31, 2009. The Company undertakes no obligation to revise these statements following the date of this press release.

[Financial Tables Follow]

PAB BANKSHARES, INC.	Period Ended
SELECTED QUARTERLY FINANCIAL DATA	03/31/10	12/31/09	09/30/09	06/30/09	03/31/09
(Dollars in thousands except per share and other data)
Summary of Operations:
Interest income	$ 10,931	$ 12,824	$ 14,816	$ 16,090	$ 16,151
Interest expense	6,328	6,946	7,562	8,104	8,959
Net interest income	4,603	5,878	7,254	7,986	7,192
Provision for loan losses	2,000	16,000	31,438	2,000	1,750
Other income	206	(946)	889	2,487	2,106
Other expense	8,140	17,061	7,284	8,102	8,126
Income (loss) before income tax expense (benefit)	(5,331)	(28,129)	(30,579)	371	(578)
Income tax expense (benefit)	--	3,133	(10,623)	29	(283)
Net income (loss)	$ (5,331)	$ (31,262)	$ (19,956)	$ 342	$ (295)
Net interest income on a tax-equivalent basis	$ 4,654	$ 5,937	$ 7,321	$ 8,065	$ 7,311
Net charge-offs	$ 785	$ 26,686	$ 11,157	$ 2,684	$ 721
Per Share Ratios:
Net income - basic	$ (0.39)	$ (2.27)	$ (1.93)	$ 0.04	$ (0.03)
Net income - diluted	(0.39)	(2.27)	(1.93)	0.04	(0.03)
Dividends declared for period	--	--	--	--	--
Dividend payout ratio	0.00%	0.00%	0.00%	0.00%	0.00%
Book value at end of period	$ 3.34	$ 3.67	$ 6.03	$ 9.48	$ 9.73
Common Share Data:
Outstanding at period end	13,795,040	13,795,040	13,795,040	9,324,407	9,324,407
Weighted average outstanding	13,795,040	13,795,040	10,344,878	9,324,407	9,324,407
Diluted weighted average outstanding	13,795,040	13,795,040	10,344,878	9,324,407	9,324,407
Selected Average Balances:
Total assets	$ 1,240,787	$ 1,264,999	$ 1,283,374	$ 1,310,819	$ 1,358,168
Earning assets	1,101,266	1,151,341	1,183,823	1,221,385	1,266,311
Loans	783,524	871,674	914,699	930,131	947,030
Deposits	1,057,529	1,044,674	1,042,085	1,069,685	1,122,115
Stockholders' equity	49,721	82,778	91,670	90,552	91,631
Selected Period End Balances:
Total assets	$ 1,249,684	$ 1,231,945	$ 1,251,219	$ 1,277,016	$ 1,347,068
Earning assets	1,113,021	1,095,456	1,152,966	1,186,897	1,256,085
Loans	757,732	805,314	891,981	919,698	940,279
Allowance for loan losses	30,529	29,314	40,000	19,719	20,403
Goodwill	--	--	5,985	5,985	5,985
Deposits	1,067,207	1,045,215	1,029,638	1,036,382	1,105,298
Stockholders' equity	46,020	50,587	83,239	88,413	90,694
Tier 1 regulatory capital	54,647	59,861	79,409	92,159	91,751
Performance Ratios:
Return on average assets	-1.74%	-9.80%	-6.17%	0.10%	-0.09%
Return on average stockholders' equity	-43.48%	-149.84%	-86.37%	1.51%	-1.30%
Net interest margin	1.71%	2.05%	2.45%	2.65%	2.34%
Net interest margin, adjusted for impact of nonperforming loans & excess liquidity	2.96%	3.08%	3.06%	3.13%	2.83%
Efficiency ratio (excluding the following items):	131.90%	146.92%	82.11%	79.50%	85.29%
Securities gains (losses) included in other income	$ 145	$ 1,191	$ 93	$ 756	$ 17
Other gains (losses) included in other income	(1,456)	(3,738)	(755)	(394)	(127)
Goodwill impairment	--	5,985	--	--	--
Selected Asset Quality Factors:
Nonaccrual loans	$ 138,290	$ 92,272	$ 64,808	$ 70,232	$ 62,653
Loans 90 days or more past due and still accruing	--	15	4	190	19
Other impaired loans (troubled-debt restructurings)	880	881	--	84	311
Other real estate and repossessions	95,493	92,117	55,195	37,417	31,489
Asset Quality Ratios:
Net charge-offs to average loans (annualized YTD)	0.41%	4.50%	2.09%	0.73%	0.31%
Nonperforming loans to total loans	18.37%	11.57%	7.27%	7.67%	6.70%
Nonperforming assets to total assets	18.78%	15.04%	9.59%	8.45%	7.01%
Allowance for loan losses to total loans	4.03%	3.64%	4.48%	2.14%	2.17%
Allowance for loan losses to nonperforming loans	21.94%	31.46%	61.72%	27.97%	32.39%
Other Selected Ratios and Nonfinancial Data:
Average loans to average earning assets	71.15%	75.71%	77.27%	76.15%	74.79%
Average loans to average deposits	74.09%	83.44%	87.78%	86.95%	84.40%
Average stockholders' equity to average assets	4.01%	6.54%	7.14%	6.91%	6.75%
Full-time equivalent employees	264	270	266	269	287
Bank branch offices	18	18	18	18	18
Bank ATMs	27	27	26	26	26

PAB BANKSHARES, INC.	Period Ended
SELECTED YEAR-TO-DATE FINANCIAL DATA	03/31/10	12/31/09	09/30/09	06/30/09	03/31/09
(Dollars in thousands except per share and other data)
Summary of Operations:
Interest income	$ 10,931	$ 59,881	$ 47,057	$ 32,241	$ 16,151
Interest expense	6,328	31,571	24,625	17,062	8,959
Net interest income	4,603	28,310	22,432	15,179	7,192
Provision for loan losses	2,000	51,188	35,188	3,750	1,750
Other income	206	4,535	5,481	4,592	2,106
Other expense	8,140	40,573	23,512	16,227	8,126
Income (loss) before income tax expense (benefit)	(5,331)	(58,916)	(30,787)	(206)	(578)
Income tax expense (benefit)	--	(7,744)	(10,876)	(254)	(283)
Net income (loss)	$ (5,331)	$ (51,172)	$ (19,911)	$ 48	$ (295)
Net interest income on a tax-equivalent basis	$ 4,654	$ 28,634	$ 22,697	$ 15,376	$ 7,311
Net charge-offs	$ 785	$ 41,247	$ 14,562	$ 3,405	$ 721
Per Share Ratios:
Net income - basic	$ (0.39)	$ (4.78)	$ (2.06)	$ 0.01	$ (0.03)
Net income - diluted	(0.39)	(4.78)	(2.06)	0.01	(0.03)
Dividends declared for the period	--	--	--	--	--
Dividend payout ratio	0.00%	0.00%	0.00%	0.00%	0.00%
Common Share Data:
Weighted average outstanding	13,795,040	10,708,466	9,668,302	9,324,407	9,324,407
Diluted weighted average outstanding	13,795,040	10,708,466	9,668,302	9,324,407	9,324,407
Selected Average Balances:
Total assets	$ 1,240,787	$ 1,307,027	$ 1,317,180	$ 1,334,363	$ 1,358,168
Earning assets	1,101,266	1,205,340	1,223,538	1,243,724	1,266,311
Loans	783,524	915,674	930,502	938,534	947,030
Deposits	1,057,529	1,069,352	1,077,668	1,095,755	1,122,115
Stockholders' equity	49,721	89,140	91,285	91,089	91,631
Performance Ratios:
Return on average assets	-1.74%	-3.92%	-2.02%	0.01%	-0.09%
Return on average stockholders' equity	-43.48%	-57.41%	-29.16%	0.10%	-1.30%
Net interest margin	1.71%	2.38%	2.48%	2.49%	2.34%
Net interest margin, adjusted for impact of nonperforming loans and excess liquidity	2.96%	3.02%	3.00%	2.98%	2.83%
Efficiency ratio (excluding the following items):	131.90%	95.74%	82.24%	82.30%	85.29%
Securities gains (losses) included in other income	$ 145	$ 2,056	$ 865	$ 773	$ 17
Other gains (losses) included in other income	(1,456)	(5,015)	(1,276)	(522)	(127)
Goodwill impairment	--	5,985	--	--	--
Other Selected Ratios:
Average loans to average earning assets	71.15%	75.97%	76.05%	75.46%	74.79%
Average loans to average deposits	74.09%	85.63%	86.34%	85.65%	84.40%
Average stockholders' equity to average assets	4.01%	6.82%	6.93%	6.83%	6.75%

PAB BANKSHARES, INC.
LOAN AND DEPOSIT
PORTFOLIO BY MARKET	South Georgia	North Georgia	Florida
As of March 31, 2010	Market	Market	Market	Treasury	Total
	(Dollars in Thousands)
Loans
Commercial and financial	$ 24,560	$ 36,582	$ 1,806	$ 15,447	$ 78,395
Agricultural (including loans secured by farmland)	33,499	2,749	6,148	--	42,396
Real estate - construction and development	69,753	83,215	26,367	1,983	181,318
Real estate - commercial	94,751	137,954	21,236	10,400	264,341
Real estate - residential	111,609	45,613	11,155	3,466	171,843
Installment loans to individuals and others	9,680	481	280	9,101	19,542
	343,852	306,594	66,992	40,397	757,835
Deferred loan fees and unearned interest, net	163	(120)	(113)	(33)	(103)
Total loans	344,015	306,474	66,879	40,364	757,732
Allowance for loan losses	(13,142)	(11,846)	(3,716)	(1,825)	(30,529)
Net loans	$ 330,873	$ 294,628	$ 63,163	$ 38,539	$ 727,203
Percentage of total	45.5%	40.5%	8.7%	5.3%	100.0%

Deposits
Noninterest-bearing demand	$ 74,144	$ 15,128	$ 2,837	$ 3,119	$ 95,228
Interest-bearing demand and savings	196,264	27,595	28,264	539	252,662
Time less than $100,000	162,890	45,432	93,644	11,939	313,905
Time greater than or equal to $100,000	109,383	33,613	48,470	87,426	278,892
Retail placed in CDARs program	10,779	2,040	--	--	12,819
Brokered	--	--	--	113,701	113,701
Total deposits	$ 553,460	$ 123,808	$ 173,215	$ 216,724	$ 1,067,207
Percentage of total	51.9%	11.6%	16.2%	20.3%	100.0%

PAB BANKSHARES, INC.
LOAN PORTFOLIO
SUMMARY

The amount of loans outstanding at the indicated dates is presented in the following table according to type of loan:

	Period Ended
	03/31/10	12/31/09	09/30/09	06/30/09	03/31/09
	(Dollars In Thousands)
Commercial and financial	$ 78,395	$ 84,771	$ 88,863	$ 84,599	$ 82,534
Agricultural (including loans secured by farmland)	42,396	40,215	44,470	45,774	44,671
Real estate - construction and development	181,318	204,663	269,804	290,949	314,863
Real estate - commercial	264,341	275,927	283,404	285,731	274,338
Real estate - residential	171,843	174,879	181,048	183,074	191,388
Installment loans to individuals and other loans	19,542	24,949	24,561	29,790	32,740
	757,835	805,404	892,150	919,917	940,534
Deferred loan fees and unearned
interest, net	(103)	(90)	(169)	(219)	(255)
Total loans	757,732	805,314	891,981	919,698	940,279
Allowance for loan losses	(30,529)	(29,314)	(40,000)	(19,719)	(20,403)
Net loans	$ 727,203	$ 776,000	$ 851,981	$ 899,979	$ 919,876

The percentage of loans outstanding at the indicated dates is presented in the following table according to type of loan:

	Period Ended
	03/31/10	12/31/09	09/30/09	06/30/09	03/31/09
Commercial and financial	10.35%	10.53%	9.96%	9.20%	8.78%
Agricultural (including loans secured by farmland)	5.59%	4.99%	4.99%	4.98%	4.75%
Real estate - construction and development	23.93%	25.41%	30.25%	31.63%	33.49%
Real estate - commercial	34.88%	34.26%	31.77%	31.07%	29.18%
Real estate - residential	22.68%	21.72%	20.30%	19.90%	20.35%
Installment loans to individuals and other loans	2.58%	3.10%	2.75%	3.24%	3.48%
	100.01%	100.01%	100.02%	100.02%	100.03%
Deferred loan fees and unearned
interest, net	-0.01%	-0.01%	-0.02%	-0.02%	-0.03%
Total loans	100.00%	100.00%	100.00%	100.00%	100.00%
Allowance for loan losses	-4.03%	-3.64%	-4.48%	-2.14%	-2.17%
Net loans	95.97%	96.36%	95.52%	97.86%	97.83%

PAB BANKSHARES, INC.
DEPOSIT PORTFOLIO
SUMMARY

The amounts on deposit at the indicated dates are presented in the following table according to type of deposit account:

	Period Ended
	03/31/10	12/31/09	09/30/09	06/30/09	03/31/09
	(Dollars In Thousands)
Noninterest-bearing demand	$ 95,228	$ 100,458	$ 106,573	$ 108,973	$ 111,472
Interest-bearing demand and savings	252,662	250,232	241,073	245,459	250,325
Time less than $100,000	313,905	314,148	319,016	320,834	330,854
Time greater than or equal to $100,000	278,892	217,833	201,940	191,852	198,768
Retail placed in CDARs program	12,819	29,532	41,799	35,190	53,712
Brokered	113,701	133,012	119,237	134,074	160,167
Total deposits	$ 1,067,207	$ 1,045,215	$ 1,029,638	$ 1,036,382	$ 1,105,298

The percentage of total deposits at the indicated dates is presented in the following table according to type of deposit account:

	Period Ended
	03/31/10	12/31/09	09/30/09	06/30/09	03/31/09
Noninterest-bearing demand	8.92%	9.61%	10.35%	10.51%	10.09%
Interest-bearing demand and savings	23.68%	23.94%	23.42%	23.68%	22.65%
Time less than $100,000	29.42%	30.06%	30.98%	30.96%	29.93%
Time greater than or equal to $100,000	26.13%	20.84%	19.61%	18.51%	17.98%
Retail placed in CDARs program	1.20%	2.82%	4.06%	3.40%	4.86%
Brokered	10.65%	12.73%	11.58%	12.94%	14.49%
Total deposits	100.00%	100.00%	100.00%	100.00%	100.00%

PAB BANKSHARES, INC.
YIELD ANALYSIS

The following tables detail the average balances of interest-earning assets and interest-bearing liabilities, the amount of interest earned and paid, and the average yields and rates for the three months ended March 31, 2010 and 2009. Federally tax-exempt income is presented on a taxable-equivalent basis assuming a 34% Federal tax rate. Loan average balances include loans on nonaccrual status.

For the Three Months Ended March 31,	2010			2009
		Interest	Average		Interest	Average
	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate	Balance	Expense	Rate
	(Dollars In Thousands)
Interest-earning assets:
Loans	$ 783,524	$ 9,548	4.94%	$ 947,030	$ 13,949	5.97%
Investment securities:
Taxable	121,088	1,195	4.00%	149,823	1,890	5.12%
Nontaxable	9,787	151	6.27%	23,358	349	6.15%
Other short-term investments	186,867	89	0.19%	146,099	81	0.22%
Total interest-earning assets	$ 1,101,266	$ 10,983	4.04%	$ 1,266,310	$ 16,269	5.21%

Interest-bearing liabilities:
Demand deposits	$ 218,545	$ 320	0.59%	$ 214,468	$ 291	0.55%
Savings deposits	37,458	23	0.25%	34,200	21	0.25%
Time deposits	702,150	4,870	2.81%	769,994	7,349	3.87%
FHLB advances	89,724	859	3.88%	108,705	1,077	4.02%
Notes payable	30,310	242	3.24%	21,199	183	3.50%
Other short-term borrowings	7,867	15	0.75%	8,931	37	1.69%
Total interest-bearing liabilities	$ 1,086,054	$ 6,329	2.36%	$ 1,157,497	$ 8,958	3.14%

Interest rate spread			1.68%			2.07%

Net interest income		$ 4,654			$ 7,311

Net interest margin			1.71%			2.34%

PAB BANKSHARES, INC.
CREDIT QUALITY

Information on our NPAs for the previous three quarters follow:

	First Quarter 2010			Fourth Quarter 2009
(in thousands)	Non-performing Loans	Foreclosed Properties	Total NPAs	Non-performing Loans	Foreclosed Properties	Total NPAs
NPAs by Category:
Construction & Development: undeveloped land	$ 63,005	$ 43,339	$ 106,344	$ 39,673	$ 39,340	$ 79,013
Construction & Development: developed lots	9,537	17,847	27,384	5,559	17,797	23,356
1-4 Family Residential	17,696	9,279	26,975	11,621	8,595	20,216
Commercial Real Estate	36,081	19,130	55,211	31,381	19,081	50,462
Agriculture	9,666	--	9,666	1,857	--	1,857
Multi-Family Residential	1,455	4,975	6,430	2,260	6,400	8,660
Total Real Estate	137,440	94,570	232,010	92,351	91,213	183,564
Commercial and Industrial	1,343	868	2,211	439	868	1,307
Consumer	387	55	442	378	36	414
Total Non-Real Estate	1,730	923	2,653	817	904	1,721
Total NPAs	$ 139,170	$ 95,493	$ 234,663	$ 93,168	$ 92,117	$ 185,285

NPAs by Market:
South Georgia	$ 38,307	$ 3,237	$ 41,544	$ 29,525	$ 2,882	$ 32,407
North Georgia	68,310	75,108	143,418	37,721	72,000	109,721
Florida	32,553	17,148	49,701	25,907	17,235	43,142
Treasury	--	--	--	15	--	15
Total NPAs	$ 139,170	$ 95,493	$ 234,663	$ 93,168	$ 92,117	$ 185,285

NPA Activity
Beginning Balance	$ 93,168	$ 92,117	$ 185,285	$ 64,812	$ 55,195	$ 120,007
Loans placed on nonaccrual	62,911		62,911	95,390	--	95,390
Payments Received	(6,295)		(6,295)	(2,449)	--	(2,449)
Loan charge-offs	(434)		(434)	(22,226)	--	(22,226)
Foreclosures	(10,180)	10,456	276	(42,359)	44,304	1,945
Capitalized costs	--	--	--	--	1	1
Property sales	--	(5,966)	(5,966)	--	(3,870)	(3,870)
Write downs	--	(1,114)	(1,114)	--	(3,513)	(3,513)
Ending Balance	$ 139,170	$ 95,493	$ 234,663	$ 93,168	$ 92,117	$ 185,285
	Third Quarter 2009
(in thousands)	Non-performing Loans	Foreclosed Properties	Total NPAs
NPAs by Category:
Construction & Development: undeveloped land	$ 13,054	$ 11,190	$ 24,244
Construction & Development: developed lots	8,270	14,286	22,556
1-4 Family Residential	6,735	11,349	18,084
Commercial Real Estate	22,120	18,363	40,483
Agriculture	2,314	--	2,314
Multi-Family Residential	8,077	--	8,077
Total Real Estate	60,570	55,188	115,758
Commercial and Industrial	4,217	--	4,217
Consumer	25	7	32
Total Non-Real Estate	4,242	7	4,249
Total NPAs	$ 64,812	$ 55,195	$ 120,007

NPAs by Market:
South Georgia	$ 3,721	$ 2,382	$ 6,103
North Georgia	43,606	37,963	81,569
Florida	17,481	14,850	32,331
Treasury	4	--	4
Total NPAs	$ 64,812	$ 55,195	$ 120,007

NPA Activity
Beginning Balance	$ 70,505	$ 37,417	$ 107,922
Loans placed on nonaccrual	23,136	--	23,136
Payments Received	(643)	--	(643)
Loan charge-offs	(5,905)	--	(5,905)
Foreclosures	(22,281)	22,286	5
Capitalized costs	--	3	3
Property sales	--	(4,087)	(4,087)
Write downs	--	(424)	(424)
Ending Balance	$ 64,812	$ 55,195	$ 120,007

PAB BANKSHARES, INC.
RECONCILIATION OF NON-GAAP MEASURE

The reconciliation of net interest margin to net interest margin, as adjusted for the impact of nonperforming loans and excess liquidity follows:

	03/31/10	12/31/09	09/30/09	06/30/09	03/31/09
SELECTED QUARTERLY FINANCIAL DATA:
Net interest margin:	1.71%	2.05%	2.45%	2.65%	2.34%
Impact of nonperforming loans	1.03%	0.88%	0.47%	0.34%	0.32%
Impact of excess liquidity	0.22%	0.15%	0.14%	0.14%	0.17%
Net interest margin, as adjusted for impact of nonperforming loans and excess liquidity	2.96%	3.08%	3.06%	3.13%	2.83%

SELECTED YEAR-TO-DATE FINANCIAL DATA:
Net interest margin:	1.71%	2.38%	2.48%	2.49%	2.34%
Impact of nonperforming loans	1.03%	0.49%	0.37%	0.33%	0.32%
Impact of excess liquidity	0.22%	0.15%	0.15%	0.16%	0.17%
Net interest margin, as adjusted for impact of nonperforming loans and excess liquidity	2.96%	3.02%	3.00%	2.98%	2.83%
CONTACT:  PAB Bankshares, Inc.
          Nicole S. Stokes, Executive Vice-President &
           Chief Financial Officer
          (229) 241-2775, ext. 1718
          nicoles@parkavebank.com